INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference to the Fund's Annual Report to shareholders dated January 13, 1999 in the Statement of Additional Information in Post-Effective Amendment No. 41 to the Registration Statement (No. 2-34277) being filed under the Securities Act of 1933 (No. 21 under the Investment Company Act of 1940) on Form N- 1A by Stralem Fund (formerly Stralem Fund, Inc.) of our report dated January 13, 1999 relating to the statement of assets and liabilities, including the portfolio of investments in securities of Stralem Fund (Stralem Fund, Inc.), as of December 31, 1998, the related statement of operations for the year then ended and statements of changes in net assets for each of the years in the two-year period then ended, and the condensed financial information for each of the years in the five-year period then ended, appearing in the Prospectus. We also consent to the reference to Richard A. Eisner & Company, LLP in the sections "Additional Information About The Fund" and "Financial Statements".



/s/ Richard A. Eisner & Company, LLP
New York, New York
April 26, 1999